Exhibit 99.1
ION Files Patent Infringement Lawsuit Against WesternGeco
HOUSTON, TX — June 22, 2009 — ION Geophysical Corporation (NYSE: IO) today announced that it has filed a lawsuit against WesternGeco L.L.C. in the United States District Court for the Southern District of Texas. The lawsuit alleges that WesternGeco’s Q-Marine system, components and technology infringes ION’s U.S. Patent No. 6,525,992 related to steering devices and control systems for marine seismic streamers. The lawsuit also alleges that WesternGeco misappropriated ION’s proprietary technology by using ION’s technology in its patents and products, tortiously interfered with ION’s customer contracts, and breached a confidentiality agreement between the parties. ION is asking the court to enjoin WesternGeco from making, selling, or using its Q-Marine system and components and any other infringing products, as well as for monetary damages.
ION filed the lawsuit after attempts to negotiate a licensing arrangement with WesternGeco were unsuccessful and WesternGeco filed a preemptive lawsuit against ION, claiming that ION infringed several patents that were issued to WesternGeco after ION’s ‘992 patent was issued. In response to the lawsuit filed by WesternGeco, ION has asked the court to declare that the WesternGeco patents are not infringed and are invalid. ION is also asserting that the lawsuit against it by WesternGeco is an illegal attempt to restrict competition in the market for marine seismic surveys performed using laterally steerable streamers. Based on ION’s review of the lawsuit and the patents at issue, ION believes that the claims brought by WesternGeco are without merit and intends to defend the claims against it vigorously.
ION’s ‘992 patent was filed in 1995 and issued in 2003 after years of development efforts by ION and its predecessors. Bob Peebler, ION’s Chief Executive Officer, commented, “ION is a company founded on innovation and our technology regarding steerable streamers is an excellent example. From the original DigiBird™ streamer depth control device to our latest DigiFIN™ streamer lateral steering device and ORCA® next-generation command and control system, our technology in this area reflects more than 20 years of development efforts by many innovative individuals, with the overriding goal to provide advanced positioning systems that enable seismic service providers to operate more efficiently and safely while delivering higher resolution subsurface images to their oil and gas customers. We would always prefer to resolve disputes without resorting to litigation, but we are committed to protecting and enforcing our extensive patent and intellectual property portfolio and in this case WesternGeco left us with no other choice.

As for the claims brought by WesternGeco, we strongly believe that none of our products infringe their patents and that we can provide customers with access to all of our products and technology without being in conflict with any validly issued patents of other parties, including those of WesternGeco. We believe that WesternGeco’s attempt to control the market through threats against our customers and legal action against ION is a validation of the success and promise of ION’s product line. I would encourage any customer with concerns about the claims brought against ION to contact their ION sales representative to learn more information.”
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
ION (Investor relations)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning outcome of litigation, which is inherently unpredictable. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the outcome of the litigation. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
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